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The following is a transcript of a conference call hosted by Simon Property Group, Inc. and Taubman Centers, Inc. on February 10, 2020, at 8:30 AM EST.

CORPORATE PARTICIPANTS

David E. Simon Property Group, Inc. - Chairman, CEO & President

Robert S. Taubman Centers, Inc. - Chairman, CEO & President

Thomas Ward Simon Property Group, Inc. - SVP of IR

CONFERENCE CALL PARTICIPANTS

Alexander David Goldfarb Piper Sandler & Co., Research Division - MD & Senior Research Analyst

Craig Richard Schmidt BofA Merrill Lynch, Research Division - Director

Haendel Emmanuel St. Juste Mizuho Securities USA LLC, Research Division - MD of Americas Research & Senior Equity Research Analyst

James William Sullivan BTIG, LLC, Research Division - MD & REIT Analyst

Ki Bin Kim SunTrust Robinson Humphrey, Inc., Research Division - MD

Linda Tsai Jefferies LLC, Research Division - Equity Analyst

Michael Bilerman Citigroup Inc, Research Division - MD and Head of the US Real Estate and Lodging Research

Michael William Mueller JP Morgan Chase & Co, Research Division - Senior Analyst

Richard Hill Morgan Stanley, Research Division - Head of U.S. REIT Equity & Commercial Real Estate Debt Research and Head of U.S. CMBS

Stephen Thomas Sakwa Evercore ISI Institutional Equities, Research Division - Senior MD & Senior Equity Research Analyst

Todd Michael Thomas KeyBanc Capital Markets Inc., Research Division - MD and Senior Equity Research Analyst

Wesley Keith Golladay RBC Capital Markets, Research Division - VP & Equity Research Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Simon Property Group conference call.  (Operator Instructions)  As a reminder, today’s conference is being recorded.

I would now like to turn today’s conference call to Mr. Tom Ward, Senior Vice President, Investor Relations.  You may begin.

Thomas Ward
Simon Property Group, Inc. - SVP of IR

Thank you, Kevin, and good morning, everyone.  Thank you for joining us on short notice to discuss the transaction announced this morning.  David Simon, Chairman, Chief Executive Officer and President of Simon Property Group, Inc.; and Robert Taubman, Chairman, President and Chief Executive Officer of Taubman Centers, Inc., will be presenting on today’s call.

Before we begin, a quick reminder that statements made during this call may be deemed forward-looking statements within the meaning of the safe harbor of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially due to a variety of risks, uncertainties and other factors.  We refer you to today’s press release and our investor presentation as well as our SEC filings for a detailed discussion of the risk factors related to forward-looking statements and reconciliations of non-GAAP financial measures.

Both the press release and investor deck are available on our IR website at investors.simon.com, and the press release is also posted on Taubman’s website at investors.taubman.com.  (Operator Instructions).

With that, I’m pleased to introduce David Simon.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

All right.  Thank you, Tom.  So hopefully, everybody can hear us.

We had a little technical problem this morning, but we’re pleased to announce that Simon will acquire an 80% interest in the Taubman Realty Group or TRG operating partnership by purchasing all of the publicly traded Taubman Centers shares and approximately 1/3 of the Taubman family’s interest in TRG for $52.50 per share in cash.  Simon expects to fund the total required cash consideration of approximately $3.6 billion with existing liquidity.  The Taubman family will reduce its ownership interest in TRG from its current ownership of approximately 29% to 20%, with the other 80% to be owned by Simon.  The Taubman family will receive the same consideration as other shareholders for their shares and units they sell.

The transaction, which has been recommended unanimously by a special committee of the independent directors of the Taubman Board and approved unanimously by the Boards of both companies, is expected to close in mid-2020 and is subject to customary closing conditions and the support of 2/3 majority of Taubman’s voting stock and a majority of the outstanding Taubman’s voting stock not held by the family -- Taubman family.  The Taubman family, which, in the aggregate, currently represent approximately 29% of the outstanding voting power of the Taubman voting stock, has agreed to support the transaction.

TRG’s leadership team will continue to operate the TRG assets in partnership with Simon.  Bobby, who will remain Chairman, President and CEO of TRG, will provide further color on TRG in a few moments.  The Board of TRG will compromise -- will be compromised (sic) [comprised] with 3 Simon designees and 3 Taubman designees and have operational and corporate approval rights.  The Taubman family is subject to a 2-year lockup, after which will be able to exchange its interest in TRG to Simon for either cash or Simon OP units, subject to certain limitations and procedures.  Simon will also have a call right to purchase the Taubman family interest in TRG under certain circumstances.

We are very excited about the strategic and financial benefits this transaction offer shareholders of both Simon and Taubman.  Most of you on this call know the high quality of the Taubman assets.  Simon is investing in a portfolio of highly productive mall assets and an attractive underwritten capitalization rate of approximately 6.2%.

The Taubman shareholders are receiving a significant and immediate cash premium for the value of their shares.  The transaction price of $52.50 represents a substantial 51% premium to TCO’s closing price on February 7 and a 19% premium over total enterprise value, which includes net debt and preferred equity.  And at the same time, the transaction is expected to be accretive to SPG’s FFO per share of at least 3% on an annualized basis immediately following the consummation.

In addition to these near-term financial benefits, we believe that by forming this venture, we can enhance TRG’s growth prospects.  With this partnership, TRG will be in a better position to invest in its properties and create the sort of innovative retail environments that drive traffic.  These include immersive opportunities for retailers and the new and exciting shopping and entertainment experiences for our consumers.

In addition, these investments should also provide new job prospects for our local communities.  We also expect to achieve operational efficiencies by implementing best practices of both companies and will immediately eliminate the public company cost.  And finally, Simon will have the ability to continue to attract capital and maintain the necessary investment in TRG’s assets over the long term.

Before I turn the call over to Bobby, I’ll go over the transaction sources and uses.  The $52.50 per share transaction implies an acquired equity value of approximately $3.7 billion.  We expect to fund the 80% acquired interest in TRG with $3.6 billion of existing liquidity.  Existing nonfamily OP unitholders will have the option to exchange for Simon OP units or receive cash at the transaction price.

The Taubman family’s 20% retained interest will be rolled over into the new venture with implied equity value of approximately $900 million.  And finally, the existing debt at TRG and its subsidiaries is currently expected to remain in place, subject to lender consents where required.

We expect Simon’s net debt-to-NOI ratio to increase from 5.2x to 6.1x upon closing, and we are not anticipating changes to Simon’s credit ratings.  Our balance sheet will continue to be strong as our industry-leading credit metrics allow for superior operating and financial flexibility.  We will continue to maintain significant liquidity, which complements our existing free cash flow, allowing us to fund our exciting redevelopments and new developments worldwide.

Now I’ll turn the call over to Bobby who will provide further details on TRG.  Bobby?

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Thanks, David, and hello, everyone.  Let me begin by saying that our management team at Taubman and I are excited to join forces with David and the Simon team through this joint venture, which we think is a great outcome for all our stakeholders.

Obviously, we are very familiar with each other’s portfolios.  Both companies have great assets.  David and I have known each other forever and have been able to develop a terrific relationship in the last few years.  I’m looking forward to working closely with him and the new Board to execute on our portfolio’s next phase of development and growth.

The retail environment is constantly evolving, and we must continue to adapt as well.  That’s an important reason we are excited to partner with Simon.  We believe we will accomplish more given the expertise and best practices of our 2 companies as well as the added financial strength that Simon represents.

Taking a step back, I’m very proud of Taubman’s accomplishments over our 70-year history and during our more than 27 years as a public company.  Through the hard work of our management team, our Board and employees, we have successfully grown Taubman’s portfolio and created extraordinary retail environments for shoppers, merchants, communities and investors.

At the $52.50 transaction price, Taubman will have delivered a 12% compounded total shareholder return over the last 27 years, significantly outpacing the S&P 500.  We are extremely confident that Simon is the ideal partner to help us build on our progress.  We’re excited to deliver a significant and all-cash premium for our shareholders.  I’m also really pleased with the benefits of this transaction for all our other stakeholders, including our employees, our retail partners and the communities we serve.

Now I’ll turn the call back over to David for some closing remarks.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Thanks, Bobby.  And clearly, there’s a lot of excitement at both our companies about the opportunities today’s announcement offers to stakeholders of both companies.  And just to remind everyone -- everybody, we are investing in premier assets at an attractive underwritten cap rate that is expected to be immediately accretive to Simon’s FFO per share upon closing.  We’re offering a significant immediate cash value to Taubman shareholders, and we believe Simon shareholders will benefit from future upside of the joint venture, and we are positioning TRG to invest in these innovative retail environments that attract consumers and tenants now and in the future.

I very much look forward to working with Bobby and the rest of the TRG team, and I’m confident that together, we will do great things for these properties and the many people who depend on them, whether it be for employment, entertainment, shopping and the like.  And I do truly believe that Bobby and I have found a win-win for everybody involved.  So we look forward to prospering together.

And with that said, we’ll open it up for some questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)  Our first question comes from Craig Schmidt with Bank of America.

Craig Richard Schmidt
BofA Merrill Lynch, Research Division - Director

My understanding is that this will be run as a JV and that the Taubman offices in Detroit will remain open and pretty much anyone not associated with corporate reporting will still stay on.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Yes.  Craig, this is David.  We have -- I assume you’ll -- when we answer questions, you’ll know who’s speaking so we won’t introduce each other all the time.  And Bobby is with me here today in Indianapolis.

So the -- we are -- yes, TRG will still be headquartered in Bloomfield.  And obviously, we’re going to work together to create best practices of both companies, but it will be very much run like a partnership, similar to what we have with McArthurGlen in London.  So it’s a very familiar structure for us.  We feel good about it, and we intend to share ideas and best practices.

There’ll be some, obviously, public company costs that will be immediately saved.  And then as we look at it, we’re hopeful that together, we’ll be able to grow both the Simon and the Taubman portfolio better because we’ll be able to share ideas.

Craig Richard Schmidt
BofA Merrill Lynch, Research Division - Director

Great.  And then just can you give us a little bit of back detail on the 6.2% cap rate?

David E.  Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, that’s just the math.  I mean there’s not -- if you look at -- we obviously underwrote the portfolio.  And if you do it at that with their NOI, that’s basically the cap rate that was backed into.

Operator

Our next question comes from Christy McElroy with Citigroup.

Michael Bilerman
Citigroup Inc, Research Division - MD and Head of the US Real Estate and Lodging Research

It’s Michael Bilerman here with Christy.  I was wondering if each of you can talk about the transaction structure in terms of predominantly being all cash.  And I guess, David, from your side, while the balance sheet still remains very solid, I mean, in your presentation, your debt-to-EBITDA is going up to 6.1, debt to gross asset value is probably going up 500, 600 basis points.  And the capital needs of the Taubman assets are going to be high.  So I guess from your perspective, why not issue stock in the transaction?  And what are your deleveraging plans to bring leverage back down to where it was and also create the capital to go out and invest?  So I don’t know if there’s partners you’re talking to about selling assets or what those plans are.

And then from Bobby’s perspective, about -- you talked a lot about the benefits of combining the expertise that David and his organization will bring to drive further value.  How did you think about cashing out your shareholders at $52.50 versus taking scrip, where the combination could lead to something better?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, I’ll just start.  Simply, we have no intention of issuing equity at this -- at our share price.  I mean it is where we feel we’re significantly undervalued.  If you look at a multiple of earnings, EBITDA, NAV, any metric you want, we are undervalued.  And I have no desire to issue stock at this time.  At the same time, Michael, as you know, our balance sheet is very strong.  We think we can accomplish all the goals that we need to in -- with redeveloping the TRG assets and the SPG assets.  So we don’t see any need to do it here.

And if you look at our peer group across the board, even with this transaction, we still have the highest metrics, and we expect to be reaffirmed A-rated at S&P and Moody’s.  So I think it’s really a testament to the belief in the business and in our cash flow-generating abilities and also a testament that we think our company is undervalued.  So we’re just not going to issue shares at these kind of levels.

I’ll turn over to Bobby to answer your other question.

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Yes.  I think it’s pretty simple.  It’s a very significant premium at an all-cash basis.  And it’s -- all the volatility in the market that we think our shareholders will be delighted with an all-cash significant premium transaction.

Michael Bilerman
Citigroup Inc, Research Division - MD and Head of the US Real Estate and Lodging Research

And then, David, in terms...

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

I would just say, too, not -- and you’ll see this in the background.  I mean we did -- I don’t think it was a question of Taubman Board saying they didn’t want our stock.  It was really a question of Simon’s Board not wanting to issue stock at this price.  So just so -- you’ll see this when it’s described in the background, but that’s an absolute statement.  So it wasn’t that the Taubman Board didn’t want our stock.  It’s just Simon was not prepared to issue stock at this price.

Michael Bilerman
Citigroup Inc, Research Division - MD and Head of the US Real Estate and Lodging Research

And then in terms of deleveraging and raising the capital going forward, which it sounds like there’s no intent at all of issuing equity, are there institutional capital partners, David, that can come in and recapitalize some assets that will help you delever back to where you started and also provide the incremental capital that’s needed for redevelopment and some of the plans that Bobby, I think, has been a little bit more limited to be able to execute given his size and where his balance sheet’s been?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, look, we’re only -- the answer is all of those are opportunities, but we don’t need to do it.  And remember, we’re only increasing our leverage by less than 1x.  And when you look at the peer group, and I don’t want to name names because that’s not appropriate, but we are way under.  We have much stronger ratios than kind of the other 2 or 3 big players out there.  So Michael, the balance sheet and our ability to invest is of no -- we’re very thoughtful capital allocators.  As you know, there is absolutely no issue about our ability to fund redevelopment and new development, and the reality is we could do other stuff if we wanted to.

So I don’t think folks ever appreciated our balance sheet.  This is now -- gives you a sense of our ability to do it.  Imagine a company that can fund this without even going to third-party financing.  So that’s -- so I am very confident about the balance sheet.  There’s no issue.  We’re good capital allocators.  We could do more stuff if it arose, and we’ll continue to make these properties better, and I feel very confident about it.

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Let me just say I am one person who appreciates his balance sheet after this transaction.

Michael Bilerman
Citigroup Inc, Research Division - MD and Head of the US Real Estate and Lodging Research

Right.  No, I was thinking about it more so from the perspective of whether there is institutional capital that could, A, make a mark for assets and also bring you more capital, right?  I’m not worried about from a balance sheet perspective given your metrics, but it was more so the -- that element of...

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Yes.  I mean we could do that, Michael, but we just don’t -- there’s just no need to do that.  But we’ll see how popular Bobby and I are.

Operator

Our next question comes from Todd Thomas with KeyBanc Capital Markets.

Todd Michael Thomas
KeyBanc Capital Markets Inc., Research Division - MD and Senior Equity Research Analyst

Just circling back to the 6.2% cap rate.  David, and maybe Bobby can weigh in here a little bit, but how did you get comfortable with the CapEx requirements?  And how do you think about the IRR on a portfolio of malls like this today?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, look, I think when you negotiate any deal like this, you try to -- unless it’s a win-win, it’s not going to happen.  So we circled a price that was good for Simon Property Group and, obviously, good for Taubman Centers, Inc. and their group.  So -- and at the end of the day, if you look at the historical -- if you look at generally A assets, this is a pretty good price from our standpoint.  And if you look at it as a spread to treasuries, historically, it’s probably over a 2 to maybe 2.5 standard deviation above that.

So at the same time, we do think, together, we’re going to be a much stronger company, which is yet to really be factored into any of the math.  So again, I think you try to create this win-win.  We have a history of doing that, and I feel very confident that we’re going to be able to get the returns that are required to justify this kind of capital.

Todd Michael Thomas
KeyBanc Capital Markets Inc., Research Division - MD and Senior Equity Research Analyst

And how much capital do you anticipate employing beyond the initial capitalization here in terms of redevelopment or new investment in Asia?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, look, Asia will be -- as you know, we’re in the outlet business.  We do think Asia has been -- Bobby has done a great job in Asia.  He’s made money, he got criticized a lot.  Welcome to my world.  So I think they’ve done very well in Asia.  As you know, we’ve done great in Asia with our outlet business across the board, so I think we’re going to continue to look at incremental opportunities there.

And again, I think that TRG certainly spent a lot of money on assets.  So -- and they have always been very good operators.  So it’s not like there’s - the way we look at it, we don’t think there’s like deferred capital.  We just think it’s opportunistic new capital that would add to the growth of the company.  And to give you an example, one thing which we tried to do on our earnings call last week was that when we get a department store space back, that’s new incremental land or real estate or space that give us the opportunity to create a separate return on it.  It’s not going back necessarily into a building we own.

So I’m sure there’s going to be a handful of opportunities like that with the TRG portfolio.  But it’s not -- they’ve done a very good job of maintaining it and have spent a lot of capital.  So I think it will be incremental opportunities that will generate returns on investments.

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Yes.  And we’ll make decisions together where we want to put capital.  And if it doesn’t make sense to do it, we won’t.  So I mean it will be an individual decision, a property at a time as we go.

Operator

Our next question comes from Steve Sakwa with Evercore ISI.

Stephen Thomas Sakwa
Evercore ISI Institutional Equities, Research Division - Senior MD & Senior Equity Research Analyst

David, I wanted to just circle back on the accretion analysis that you quoted and just trying to understand.  Obviously, it sounds like a lot of the overhead from Taubman will sort of stay in place other than the public company.  So one, can you give us just a little sense as to -- or maybe Bobby, as to kind of what the savings might be at the G&A level?

And then one of the benefits of doing a full collapse would have obviously been your lower debt costs and your ability to finance a transaction on the -- on lease refinancing Bobby’s debt cheaper.  So just trying to understand really what went into the initial accretion analysis.  And then how do you think about sort of the upside going forward?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, the initial accretion analysis is essentially based upon, other than the public company costs, there’s not a lot of what I’d call synergies or overhead savings or even improvement in best practice property operations.  It’s more or less as is.  So we’re hopefully able to achieve that.  We do think at the TRG level, we do think we’ll be able to lower the cost.

With our financial resources, the fact that we’re going to own 80% of it, we would hope to bring that to bear.  That’s not -- that’s further upside as we go forward on that.  We don’t have to do that, but we certainly can and drive the cost down.  So it’s more or less as is without the -- if it were without the -- all the best practices, all the finance savings.  So it’s still very attractive.  And I think, over time, the best practices will add to the cash flow growth of not just TRG but, hopefully, SPG as well.

Stephen Thomas Sakwa
Evercore ISI Institutional Equities, Research Division - Senior MD & Senior Equity Research Analyst

And then, I guess, just kind of follow-up on kind of the margin.  I mean you’ve obviously run at much higher margins than many of your peers.  Some of that’s a difference with the outlets and the malls.  But just over what period of time do you think some of these operational synergies, both at your company and at TRG, can sort of become recognizable?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Too early to say, frankly.  The last period of time, we’ve been obviously focusing on the deal, creating the win-win scenario.  The next step, obviously, will be the shareholder vote at Taubman.  And then we’ll have plenty of time to put our plan together.  I’m very comfortable with the deal out of the box.  And then I do think there’ll be savings and best practices that allow us both to increase the cash flow as a stand-alone basis.

I think, as you know, historically, whether we partnered or bought things, I mean, we’ve always been able to add value to it.  And I don’t see this any differently.  And it’s -- they run a very good company so do we. You put both smart companies together, you’re bound to add further value to it beyond what it is today.

And even just what the reality is, we feel very comfortable with this family.  I mean it’s -- to me, it was a testament to their belief in the business and their belief that, together, we could add value to both companies.  So I actually think that the structure is really a testament to the deal and to the assets and to us.  And all of that, I saw.  I wouldn’t overlook that commitment by the family to be partners with Simon.  I think it’s terrific.  And we’re going to do some really unique stuff together.

Bobby, I don’t know if you want to add anything.

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

No.  I mean I think you said it.  I mean look, we love the business.  Obviously, the business has had challenges.  The sector has had challenges.  But we believe in this business long term.  We’re rolling almost $1 billion worth of value, and we intend to remain very, very actively involved running the business.

Operator

Our next question comes from Alexander Goldfarb with Piper Sandler.

Alexander David Goldfarb
Piper Sandler & Co., Research Division - MD & Senior Research Analyst

Hey. Good morning out there.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Every time you answer, you say out there. It’s not that far out there.

Alexander David Goldfarb
Piper Sandler & Co., Research Division - MD & Senior Research Analyst

True, although from New York it’s definitely a flight. So just 2 questions.  First, just following up on Steve’s question on accretion.  David, you are a cash man.  You are cash is king.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Yes.

Alexander David Goldfarb
Piper Sandler & Co., Research Division - MD & Senior Research Analyst

In hearing you talk about the 3%, it sounded like it was just FFO, which is accounting.  So can you just talk a bit more about the 3%?  Is that cash accretion and, therefore, the GAAP accretion is more?

And then it also sounds like you’re going to let TCO sort of run the malls as they have, which is a lot less ancillary income than you guys have.  So how much brand venture may come in?  I’m just trying to get a sense for how much accretion is initially cash versus GAAP.  And then longer term, as you put the Simon platform presumably on those assets, do you think you can boost NOI over time?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

The -- well, the 3% is cash, okay?  So that’s the first point of that.  I mean it doesn’t include any of the accounting, no accounting.  It’s pure cash.  So that’s the first point.  The second point is, without question, we think, together, we’re going to be able to grow the NOIs of both portfolios.  And I think, as I mentioned earlier, I mean, we didn’t -- that to us is always gravy.  It’s always additional upside, which we’ve been able to do.

Look, when we bought Chelsea, people didn’t think there was cash flow growth in the outlet business.  And obviously, we’ve proven that wrong.  We took a business that had $400-ish million of EBITDA to $1.8 billion.  I don’t know that we’ll be able to replicate that here.  But together, we’re just going to be a much stronger company that we’ll be able to use our marketing, whether it’s brand ventures -- I mean the portfolio is, obviously, as you know, they’re in major markets, and that means a lot to that business.

So there is no incremental -- when we underwrote this, we took their -- the NOI as is.  We didn’t add anything to it beyond that.  But obviously, we expect to be able to do that.  Otherwise, we wouldn’t do the deal.  No question about it.

Alexander David Goldfarb
Piper Sandler & Co., Research Division - MD & Senior Research Analyst

Okay.  No, that’s -- yes, I didn’t know if Taubman was going to remain as a traditional approach to their malls, but it sounds like you’re going to bring in the Simon approach.  The second question is...

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, yes, I don’t -- listen, I think, together, we’ll be stronger.  And I expect the improvement to come in with both portfolios.

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Alex, 1 and 1 will be 3 here.  And how we get there, we’ll figure it out, okay?  These are 2 great companies with 2 great sets of assets.  And as they come together, they’re going to find ways to grow better than separately.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

And I would just look at the outlet business as kind of the -- even though we acquired 100% of it, I mean, those -- David and the team ran that business -- David Bloom that is, ran that business the way it was, and we just kind of helped them along.  Obviously, we’ve done that in basically every deal.  I mean we don’t -- we run a pretty lean shop here.  In fact, we’re on an iPhone because our tech went down, so we’re talking to you from an iPhone.  So we run a pretty lean ship.

Every big deal that we’ve done, it’s not like we didn’t go back with the bar low.  We kept -- yanked it down.  So this is not uncommon for us.  And yes, over time, there’ll be opportunities there, but really the idea, as Bobby said, is to understand where we can add value to both portfolios.  And essentially, if the family -- Taubman family didn’t think there was opportunity, they would probably have taken a different approach.  So I think it’s a win-win, and I’m very comfortable with the structure and everything else.

Alexander David Goldfarb
Piper Sandler & Co., Research Division - MD & Senior Research Analyst

Speaking of structure, can you just go over a few of the deal points, namely the break fee?  Is there a go-shop period?  And then does this trigger change of control for either -- for Taubman management?

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

So Alex, first of all, there is a go-shop.  Our independent committee and their advisers will work through that go-shop period, and they’ll be very active in that period.  It is technically a change of control, but we don’t anticipate many shifts or changes in our organization other than, obviously, the public company costs that David referred to earlier.  We are going to look for best practices everywhere we can.  And we think we can learn a lot from them, and we’re hopeful that they can learn something from us.

What I said earlier, 1 plus 1 will equal 3 here, I’m very, very strongly in that belief.  So we think this is a really good outcome, a true win-win-win for everybody.  It’s a win for our shareholders.  It’s a win for Simon and their company and shareholders, and we believe it’s a win for all our stakeholders, including our employees.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

And Alex, there is a break fee.  I can’t remember.  It will all be disclosed here shortly, 1.5% or something in that order -- 1.25%, 1.25%.

Alexander David Goldfarb
Piper Sandler & Co., Research Division - MD & Senior Research Analyst

Okay.  But I mean the change of control, that triggers the payments, change of control or management is foregoing those?

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Change of control is a typical trigger.  We don’t anticipate a double trigger.  So we’re not -- again, TRG is going to continue to run the company and the TRG assets, and we are very much looking forward to the Simon investment in TRG.  And we are going to have a lot of savings for no longer being a public company.  And we just -- our director group is one example, the filings that you have to make, all that other stuff that is as a separate independent company will be part of the initial savings once we close on the transaction.  So again, the context of the deal is effectively a privatization, and that’s what’s occurring.

Operator

Our next question comes from Rich Hill with Morgan Stanley.

Richard Hill
Morgan Stanley, Research Division - Head of U.S.  REIT Equity & Commercial Real Estate Debt Research and Head of U.S. CMBS

Bobby, quick question for you to begin.  Just making sure I understand this.  Prior to this transaction, you owned around 71% of TRG.  Is that right?

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

No, no, no.  TCO, the public entity, the UPREIT owns the 71%.  And we and other unitholders, but largely us, own the other 29%.  Now in the 29% is -- we actually own a few shares, too.  So there are other -- as an example, when we bought Palm Beach Gardens earlier last year, they took units because they were very interested in the tax deferral.  So those individuals will now have a choice.  Do they want to go into Simon Property Group partnership units so that they can maintain their tax deferral and have the liquidity option through that entity?  Or do they want to take cash?  Well, it was less than a year ago that they decided they wanted to defer and take our units, so it’s very likely they’re going to take Simon Property Group units.  But it’s a very small group.  It’s outlined in the presentation as to what the expectation is of those types of unitholders, and we’re maintaining our interest but, along the way, in total, selling about 9 million shares and units, mainly units, through this transaction.

Richard Hill
Morgan Stanley, Research Division - Head of U.S. REIT Equity & Commercial Real Estate Debt Research and Head of U.S. CMBS

Thank you, Bobby. Sorry, I should have been clear.  When I said you, I was referring to TCO and not you, you.  And David and Bobby, both collectively, why now?  Because, obviously, the stock has traded above the $52.50 price over the past 18 to 24 months.  So why now?  Why come together now?

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Well, I -- clearly, we’re maximizing shareholder value today.  It’s a very significant 51% premium.  I think the whole deal, the deal price, the whole context of the deal, I think, recognizes the track record of TRG and what we put together, our employees and our company.  Simon, as I said in my comments, is a truly ideal partner.  They provide the resources and the flexibility to support our growth on a long-term basis.

I just -- I think the deal is the right deal at the right time for TRG, and it works for Simon.  And as I said earlier to Alex, I really believe this is a win-win-win.  I mean a win for our shareholders, a win for his shareholders and his company as well as for all our other stakeholders.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Yes.  I would just say why not now?  I mean deals happen like this with all sorts of different times in a company’s evolution.  So as Bobby said, this should be a terrific deal for everybody involved.

Operator

The next question comes from Haendel St. Juste from Mizuho.

Haendel Emmanuel St. Juste
Mizuho Securities USA LLC, Research Division - MD of Americas Research & Senior Equity Research Analyst

David, I wanted to go back to your earlier comments on Asia.  I guess I’m curious just if you could clarify.  What are the plans for the existing partnership assets with Blackstone?  It sounded like you mentioned you’re looking at incremental opportunities in Asia.  So will you be doing that all on your own in terms of Simon pre the Taubman merger here and outside of the Blackstone partnership?  Or should we be thinking of you may be working with Blackstone on further opportunities in Asia?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, you addressed it to me.  So simply put, I mean, we’ll continue to build our outlets in Asia.  So as you know, we have one under construction in Bangkok.  So that really will not be -- it will not involve our interest in TRG.

And then with respect to what TRG is doing in Asia, they’ll continue to do it.  I’ll let Bobby speak to it.  And I think there’s -- they have one under construction already.  The interesting thing is they’ve had good success.  And the other interesting thing is one of their partners in Korea is actually our partner in our outlet business, so that’s all good.  But Bobby will continue to do what they’re doing in Asia.

Do you want to add something?

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Sure, sure.  I mean we’re very committed to Asia, which I think everybody knows.  Shinsegae is the partner that David is talking to.  They’ve been a fabulous strategic partner for us in Korea.  They built an outlet with us, which is really one of the great assets of its type in the world.  We have another project under construction with them right now in a place called Anseong, which is where -- the largest semiconductor factory in the world.  This thing is literally like 30 million square feet that’s being built right now.  It’s already partly occupied.  It’s being done.

We are looking at expansion elsewhere in China as well as in Korea.  And we have a terrific team there that -- and I think, obviously, with Simon organization’s understanding of Asia and all it’s very -- they’ve had tremendous success in their outlet business there.  We should be able -- again, 1 and 1 should equal 3.  So we’re looking forward to sharing our knowledge with them and seeing how we can create more value for shareholders.

Haendel Emmanuel St. Juste
Mizuho Securities USA LLC, Research Division - MD of Americas Research & Senior Equity Research Analyst

A question on the balance sheet.  I guess I’m curious what the plans are for the TCO side.  Historically, they’ve been more of a secured borrower than you have, David.  I guess I’m curious if you’re going to -- should we think you’re keeping that in place for now?  Are you looking at taking out some of that?  Any level of prepay penalties that we should assume?  Anything embedded in this deal?

And then maybe also, when, ballpark broadly, can we see Simon get back down to the low 5 debt-to-EBITDA?  It’s clearly been a differentiator for you here over the last couple of years versus peers.  So I’m curious on how soon, potentially, we can see some improvement in that net debt-to-EBITDA.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, look, given our cash flow generation, we’ll be able to do that.  I mean remember, just to put it in context, we pay out roughly $3 billion a year in dividends.  So it’s not like we don’t generate a ton of cash flow.  So every deal we’ve ever done, we’ve had a little bit of uptick.  And then through our hard work and everything else, we’ve been able to manage it down.  So we’ll expect to see that -- those results as well.  And again, our balance sheet still is a differentiator when you compare it to our peer group.  We’d encourage you to study that, and you’ll see that.  So I mean there are some in our industries that are big players that are 11, 12, maybe even higher debt-to-EBITDA.  We’re going to be half that.  So we feel very comfortable about that.

I do think, right now, the construct is to keep the TRG debt in place.  And then, over time, hopefully, it will be considered -- though it is a strong credit, it will be considered even stronger with our -- the fact that we own 80% of it.  I would hope that we would be able to lower its borrowing costs.  They do have unencumbered assets, which we would maintain.  And again, in our 3% cash FFO accretion, our cash accretion, we would not -- we have not factored that really into our math all that much.  So it will stay pretty much as is, but hopefully, we’ll get some benefits on interest cost given our significant investment in it.

Operator

Our next question comes from Ki Bin Kim with SunTrust.

Ki Bin Kim
SunTrust Robinson Humphrey, Inc., Research Division - MD

Going back to the dual-management operational structure and the joint venture.  Is there any contractual language in terms of how long that lasts contractually?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

You’ll see that there’s a lockup on Bobby for 2 years and the family for 2 years, and then rights start to open up after that.  So all that will be outlined once we file all the documents.

Ki Bin Kim
SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay.  And the second question, what particulars of this deal made more sense than the other investment opportunities out there, whether that be domestic operators that are trading at -- high-quality operators actually with high cap rates or international companies?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, look, I think, first of all, the -- being partners with the family means a lot, one.  Two is their portfolio is best in class.  Three is it’s a lot less risky to do something in your own domestic world than outside of that.  And I mean, again, it’s a terrific opportunity for us to put these 2 companies together with a portfolio like this.  And then their full-priced Asia assets, coupled with our outlet assets in Asia, really give us a kind of a unique look there through that whole market.  So our involvement in Europe with our outlet business there and Klépierre, I mean, you’re building a company here that can clearly prosper on all sorts of different fronts.

We’ve got a marketing platform with the -- coupled with the Simon portfolio that’s unrivaled, eyeballs, visitors, tenants, sales, et cetera.  So it’s a really unique combination that, frankly, will never be built again, and that’s how we have to look at it. And no one will be able to really build this kind of network of high-quality assets with good operators.  So it’s a unique separator that should last for a long, long time.

Ki Bin Kim
SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay.  Congratulations.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Thank you.

Operator

Our next question comes from Wes Golladay with RBC Capital Markets.

Wesley Keith Golladay
RBC Capital Markets, Research Division - VP & Equity Research Analyst

I’m looking at the Taubman dividend.  Will that continue until the deal closes?

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Yes.  That is the expectation.

Wesley Keith Golladay
RBC Capital Markets, Research Division - VP & Equity Research Analyst

Okay.  And then -- okay.  Fantastic.  And then, David, looking at leverage.  You mentioned that some of the other operators have really high leverage, but you have always had very low leverage.  Can you refresh us on what your leverage goals are?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, like I said, I mean, our -- the most important thing is that our rating does not change, and we have a high degree of confidence that we’re going to get reaffirmed.  And as long as we maintain kind of the A rating, I think we’re in pretty good shape in terms of what we do.

So that’s our intention.  We don’t expect any kind of negativity around it.  I think we’ve got -- we’ll expect to hear from them today, reaffirming our ratings.  Obviously, we brought them up to speed.  We don’t do this in a vacuum.  And given our cash flow generation, we expect that -- to be in that kind of A-rated, which gives us a lot of confidence.

Wesley Keith Golladay
RBC Capital Markets, Research Division - VP & Equity Research Analyst

And do you think the rating agencies are more focused on fixed charge coverage versus the debt-to-EBITDA that we focus on?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

I think debt-to-EBITDA, for sure.

Operator

Our next question comes from Jim Sullivan with BTIG.

James William Sullivan
BTIG, LLC, Research Division - MD & REIT Analyst

Just a further question on the dividend.  Taubman currently has been paying out dividends at the annual rate of something like $260 million.  So I’m just curious.  I know to answer Mike’s question, you said you intended to maintain the dividend, I think, until closing.  Does that mean 1 or 2 dividends?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Really depends how long the -- Taubman needs a shareholder vote, and so we’ve got to file a proxy.  We’re anticipating mid -- but it will be prorated up to closing as well.  So it’s almost irrelevant in that sense.  So -- but we expect the kind of mid-year close.  We’ve got the go-shop 45 days, which can be extended slightly, and then there’s a proxy and then a shareholder vote.  So you’re looking at 3-ish months, 3, 4 months.

James William Sullivan
BTIG, LLC, Research Division - MD & REIT Analyst

Okay.  And then do you anticipate any FTC issues on this transaction?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

No.

James William Sullivan
BTIG, LLC, Research Division - MD & REIT Analyst

And then final question, this is for Bobby.  I mean you’re going to retain a 20 -- your family will retain a 20%-plus interest in TRG.  What level of distributions -- how should we think about the distributions on those OP units?

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Well, it’s a private company at that point.  And whatever we decide, whatever the Board decides of that private company -- again, Simon will have an 80% equity investment in the company.  My family will own the other 20%.  There’s going to be a 6-person Board, 3 from Simon, 3 from Taubman.  They, together, will make the determinations based on how the business is doing.  And -- but we do have an expectation that distributions will continue in a similar fashion as they’ve been.

I mean our business -- notwithstanding all the noise out there, our business continues to grow.  We did have NOI comp -- it wasn’t a huge amount, but we did have an NOI comp in our ‘19 results.  And that’s how we feel about the future.  So we don’t see a decline in income.  We see growth in income.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Yes.  And...

James William Sullivan
BTIG, LLC, Research Division - MD & REIT Analyst

Okay.  Very good.  And -- sorry, go ahead, David.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Yes.  No, I was just going to say TCO did announce earnings right after our call.  And you can see the results that Bobby’s referring to.

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Yes.  I mean our FFO was -- we had moved up through the year from a midpoint of $3.68 to $3.69.  We actually announced a $3.71, but in that $3.71 are actually about $0.03 of expenses related to this transaction.  So we would have been at $3.74.

We talked about our NOI comp.  Originally, our guidance was about 2%.  We ended up at 20 basis points positive, but 80 basis points of difference was currency.  60 basis points was the Forever 21 impact that we had discussed previously in our third quarter call, and then another 40 basis points was related to a single asset that literally, in December, real estate tax has suddenly changed.  So absent that, we would have been at 2%.  So the growth of the business continues, and we’ve got great assets.  And these assets are going to continue to gather all the great tenants and serve their communities well, and they ultimately are going to produce more and more cash flow.

James William Sullivan
BTIG, LLC, Research Division - MD & REIT Analyst

Okay.  Great.  Appreciate that.  And I think the deal makes a lot of sense in the world.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Thank you.

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Thank you, Jim.

Operator

Our next question comes from Michael Mueller with JP Morgan.

Michael William Mueller
JP Morgan Chase & Co, Research Division - Senior Analyst

David, what sort of redevelopment and expansion potential do you see in the existing domestic portfolio?  And can you put some rough dollar amounts around it?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Well, they -- you’re talking about Simon or TRG?

Michael William Mueller
JP Morgan Chase & Co, Research Division - Senior Analyst

TRG.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Okay.  Well, Bobby, why don’t -- I mean you’ve got capital plans this year that are -- so why don’t you just mention that?

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Yes.  We’ve got a lot of capital plans this year that, obviously, we’ve gone through in great detail with the Simon organization as well as, frankly, our capital plans over the next 5 years.  We’ve looked at everything in front of us.  I think we’ve talked with many of you about the 14 boxes within our portfolio.  We have 4 Penney stores.  We have 3 Sears stores.  We have 3 Lord & Taylor stores, and we have 4 Macy’s double stores.  In fact, one of them, we’re getting ready to make an announcement on soon that we’ll have a replacement for that we think is really fantastic.  So it will be good for Macy’s.  It will be also good for that asset.

So we will, together, look at each opportunity as they come up.  In many cases, on these 14 boxes, we’ve been talking to the owners of those boxes, the stores for 10 years.  And so one of these days, we’ll get 1 back or 2 back or 3 back.  And together, the Simon organization and us will figure out what makes the most sense and will make a decision on capital and move forward.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Yes.  And I would just say, again, we don’t view the -- I mean the TRG portfolio is excellent, and we don’t view that there’s defensive capital that need to be plowed back in.  And it’s really -- like I said earlier on the call, when we get incremental space back in really good real estate, that’s when we -- whether it’s SPG, TRG, international, then -- I mean, then, what can you do, what kind of capital can you put to work, but most importantly, do it on a return on investment basis.

And that’s -- we see that all over the place, and there’ll be opportunities certainly in the Taubman portfolio.  So it’s not defensive, it’s on the offense.  As we said last week in our call, we’re not -- we’re on the offense here.  We believe in our industry.  We believe in the business, and we don’t believe in the narrative.  And I said earlier we zig when others zag.  So this is just all part of that philosophy.

Michael William Mueller
JP Morgan Chase & Co, Research Division - Senior Analyst

Got it.  And then what are some of the circumstances you referred to where you can buy out the remaining 20% after 2 years?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

That will all be disclosed when we file the 8-K.  You’ll see that.  Nothing dramatic, it’s what you would imagine what happens on those kind of transactions ultimately.

Operator

Our next question comes from Linda Tsai with Jefferies.

Linda Tsai
Jefferies LLC, Research Division - Equity Analyst

In terms of the 3% cash accretion on day 1, at what point will we receive detailed or more updated guidance range?  Will it be before next quarter’s earnings call?

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

No.  I think we’ll do that -- it’s a good question, Linda.  I think we’ll do that once the deal closes.  We’ll lay out all the math at that point.  I wouldn’t change any -- recommend not changing anything until we close the deal.  And obviously, that’s subject to -- Simon Property Group does not need, obviously, shareholder vote.  We’ve obviously got the full support of our Board, who has deliberated on this for -- it’s been a long winding road here, but we got -- somehow we got here.  But -- so it’s really -- we’ll update that essentially, the minute it closes.  And whether that’s -- if it coincides with an earnings, that will be the best.  If it’s way off earnings, we’ll figure a way to communicate it.

Linda Tsai
Jefferies LLC, Research Division - Equity Analyst

And then while Taubman is not providing guidance, Bobby, any sense of what same-store NOI growth is for the Taubman assets in 2020?  Would any of the 2019 headwinds like currency or Forever 21 you detailed have lessened in 2020?

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

Well, let me say we’re not providing guidance at all on 2020, but I will say that there would be good modest growth in NOI comp for 2020.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Okay.  So anyway, thanks, everybody.  I know Bobby and I are going to catch up on our sleep, but we really appreciate everybody’s interest and support.  We think it’s a terrific transaction.

Bobby, if you want to say anything else.

Robert S. Taubman
Taubman Centers, Inc. - Chairman, CEO & President

No.  I appreciate all the support of all the investors over many, many years now, as I said, 27 years.  And we’re moving into another chapter, and we’re delighted to be alongside the strength of Simon Property Group.  Thank you all.  Bye-bye.

David E. Simon
Simon Property Group, Inc. - Chairman, CEO & President

Thank you.

Operator

Ladies and gentlemen, this does conclude today’s presentation.  You may now disconnect, and have a wonderful day.

Forward Looking Statements

This communication contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes”, “anticipates”, “expects”, “may”, “will”, “would,” “should”, “estimates”, “could”, “intends”, “plans” or other similar expressions are forward-looking statements. Forward-looking statements involve significant known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors: the failure to receive, on a timely basis or otherwise, the required approvals by Taubman’s shareholders; the risk that a condition to closing of the transaction may not be satisfied; Simon’s and Taubman’s ability to consummate the transaction; the possibility that the anticipated benefits from the transaction will not be fully realized; the ability of Taubman to retain key personnel and maintain relationships with business partners pending the consummation of the transaction; and the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which Simon and Taubman operate, as detailed from time to time in each of Simon’s and Taubman’s reports filed with the SEC. There can be no assurance that the transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in Taubman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Taubman cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Taubman or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. Taubman does not undertake any obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Taubman and Simon. In connection with the proposed transaction, Taubman intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Taubman will mail the definitive proxy statement and a proxy card to each shareholder of Taubman entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that Taubman may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF TAUBMAN ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT TAUBMAN WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TAUBMAN AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by TAUBMAN with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Taubman’s website (www.taubman.com).

Participants in the Solicitation

Taubman and certain of its directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Taubman in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, is included in the Proxy Statement described above filed with the SEC. Additional information regarding Taubman’s directors and executive officers is also included in Taubman’s proxy statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 30, 2019, or its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 28, 2019. These documents are available free of charge as described above.